AGREEMENT

        THIS AGREEMENT is entered into this 12th day of December, 2008, by and between Golden Eagle International, Inc. (“GEII”), a Colorado corporation and Livstar Management Services, Inc. (“Livstar”), a Turks and Caicos Corporation.

RECITALS:

        WHEREAS, GEII is seeking an operating loan (the “loan”) and is willing to pay an arrangement fee for Livstar to arrange for that loan; and

WHEREAS, Livstar is willing work on GEII’s behalf and seek to arrange the loan for a fee. NOW, THEREFORE, in consideration of the mutual covenants made by the parties hereto, and for other good and valuable consideration, the receipt of which is acknowledged by the parties, it is hereby agreed as follows:

1.     The Loan. GEII is seeking a loan for $220,000.00 with terms and conditions to be negotiated with the lender.

2.     Livstar’s Loan Arrangement and Fee. Livstar is willing to work to arrange the loan that GEII is seeking, and assist GEII in negotiating the terms and conditions of that loan, for a fee of 10% of the loan’s face amount payable upon closing.

3.     Investment in GEII of Loan Arrangement Fee by Livstar. In the event that Livstar is successful in arranging the loan sought by GEII, Livstar, which is an accredited investor, will invest its 10% fee in GEII pursuant to a Subscription Agreement that shall be executed on the date of the closing of the loan, and shall be attached hereto, marked as Exhibit “A” and made a part of this Agreement.

4.     Term. This Agreement shall be effective for 120 days (the “Term”) commencing on the date hereof.

5.     Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

6.     Governing Law; Venue; Jurisdiction; Attorneys’ Fees in the Event of Default. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Utah, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the Utah District Court of Salt Lake County, Utah, in connection with any dispute arising under this Agreement and hereby waives any objection. In addition, in the event of default and required enforcement of any provision under this Agreement, the prevailing party may be awarded its reasonable attorneys’ fees, costs of court and other associated costs.

15.     Notice and Communications. Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or by courier, to the address given for each party in the introduction to this Agreement. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery. 16. Entire Agreement. This Agreement, and any attached exhibits, embodies the entire Agreement and understanding between the parties on the issues covered herein and any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

17.     Binding Effect and Prohibition of Assignment. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

GOLDEN EAGLE INTERNATIONAL, INC. By: /s/ Terry C. Turner —————————————— Terry C. Turner, President

LIVSTAR MANAGEMENT SERVICES, INC. By: /s/ Logberg Presidents, Inc. —————————————— Logberg Presidents, Inc., President